UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 11, 2021

MECHANICAL TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Nevada	000-06890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Washington Avenue Extension Albany, New York	12205
(Address of principal executive offices)	(Zip Code)

(518) 218-2550

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value per share	MKTY	The Nasdaq Stock Market

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2021, Mechanical Technology, Incorporated (“MTI”) entered into (i) an Agreement and Plan of Merger (the “Merger Agreement”) by and among MTI, SCI Merger Sub, Inc., an indirect wholly-owned subsidiary of MTI (“Merger Sub”), and Soluna Computing, Inc., a Delaware Corporation (“SCI”), and (ii) a Termination Agreement by and among MTI, EcoChain, Inc., a Delaware corporation and a wholly-owned subsidiary of MTI (“EcoChain”), and Harmattan Energy, Ltd. (formerly Soluna Technologies, Ltd.), a corporation incorporated under the laws of the Province of British Columbia (“HEL”). The Merger Agreement has been approved by the Board of Directors of each of MTI, Merger Sub, and SCI and by Soluna Holdings US, LLC, a Delaware limited liability company and the sole stockholder of SCI (“Soluna Parent”), and the Termination Agreement has been approved by the Board of Directors of each of MTI, EcoChain, and HEL.

The purpose of these agreements is to effect MTI’s acquisition of substantially all of the assets (other than those assets physically located in Morocco) formerly held by HEL; such assets consist solely of SCI’s existing pipeline of certain cryptocurrency mining projects that HEL previously transferred to SCI (the “Projects”), which was formed on May 18, 2021, expressly for this purpose. The transactions contemplated by the Merger Agreement and the Termination Agreement also provide MTI, through EcoChain, with the opportunity to directly employ or retain the services of four individuals whose services it currently retains through HEL.

Soluna Parent, the sole stockholder of SCI, has the same ownership structure as HEL.

Material Relationships and Potential Conflicts of Interest

On January 13, 2020, EcoChain entered into an Operating and Management Agreement with HEL. Pursuant to such agreement, HEL assisted MTI, and later EcoChain, in developing, and is now operating, EcoChain’s cryptocurrency mining facility located in Washington State. In that regard, on May 21, 2020, EcoChain acquired the intellectual property of GigaWatt, Inc. (“GigaWatt”) and certain other property and rights of GigaWatt associated with GigaWatt’s operation of a crypto-mining operation located in Washington State. The acquired assets formed the cornerstone of EcoChain’s current cryptocurrency mining operation. On October 22, 2020, EcoChain loaned HEL $112,000 to acquire additional assets from the bankruptcy trustee for GigaWatt’s assets. On the same day, HEL transferred title of the assets to EcoChain, which under the terms thereof paid off the note. Pursuant to this agreement, EcoChain paid HEL $150,000 in 2020 and $118,000 to date during 2021.

On November 19, 2020, EcoChain and HEL entered into a second Operating and Management Agreement related to a potential location for a cryptocurrency mine in the Southeast United States. In accordance with the terms of this agreement, EcoChain paid HEL $150,000 in 2020 and $200,000 to date during 2021.

On December 1, 2020, EcoChain and HEL entered into a third Operating and Management Agreement with respect to a potential location for a cryptocurrency mine in the Southwestern United States. In accordance with the terms of this agreement, EcoChain paid HEL $38,000 during 2020 in relation to one-time fees; this target location did not meet the business requirements to continue pursuing the potential acquisition, and as a result EcoChain will not make any further payments to HEL under this agreement.

On February 8, 2021, EcoChain and HEL entered into a fourth Operating and Management Agreement related to a potential location for a cryptocurrency mine in the Southeast United States. In accordance with the terms of this agreement, EcoChain paid HEL $544,000 to date during 2021.

Each Operating and Management Agreement, among other things, requires that HEL provide project sourcing services to EcoChain, including acquisition negotiations and establishing an operating model, investments/financing timeline, and project development path, as well as developmental and operational services, as directed by EcoChain, with respect to the applicable cryptocurrency mining facility in exchange for EcoChain’s payment to HEL of a one-time management fee ranging from $65,000 to $350,000 and profit-based success payments in the event that EcoChain achieves explicit profitability thresholds. Once aggregate earnings before interest, taxes, depreciation, and amortization of the applicable mine exceeds the total amount of funding provided by EcoChain to HEL (whether pursuant to the applicable agreement or otherwise) for the purposes of creating, developing, assembling, and constructing the mine, HEL is entitled to ongoing success payments of 20.0% of the earnings before interest, taxes, depreciation, and amortization of the mine.

In addition to the relationships described above, pursuant to a purchase agreement it entered into with HEL simultaneously with entering into the initial Operating and Management Agreement, MTI purchased an aggregate of 238,095 Class A Preferred Shares of HEL for an aggregate purchase price of $750,000. As of the date of this report, MTI owns 53.0% of the HEL Class A Preferred Shares and 1.78% of the total equity ownership interests of HEL. MTI also has the right, but not the obligation, to purchase additional equity securities of HEL and its subsidiaries (including additional Class A Preferred Shares of HEL) if HEL secures certain levels or types of project financing with respect to its own wind-power generation facilities. Each preferred share may be converted at any time and without payment of additional consideration into shares of HEL common stock. MTI has additionally entered into a Side Letter Agreement, dated January 13, 2020, with Soluna Technologies Investment I, LLC, a Delaware limited liability company that owns 59.9% of the equity of HEL (or 57.9% on a fully diluted basis), and is controlled by Michael Toporek, MTI’s Chief Executive Officer and an MTI director, as more fully discussed below. The Side Letter Agreement provides for the transfer to MTI of additional Class A Preferred Shares of HEL, without the payment of any consideration by MTI, in the event that HEL issues additional equity below agreed-upon valuation thresholds.

In addition, several of HEL’s and Soluna Parent’s equity holders are affiliated with Brookstone Partners, LLC, the investment firm that holds an equity interest in MTI through Brookstone Partners Acquisition XXIV, LLC (“Brookstone XXIV”); as of the date of this report, Brookstone XXIV owns 3,750,000 shares of MTI’s common stock, par value $0.001 per share (“Common Stock”), or 29.5% of the outstanding shares of Common Stock.

Michael Toporek, MTI’s Chief Executive Officer and a director, has also served as Managing General Partner of Brookstone Partners since 2003. As part of MTI’s sale of 3,750,000 shares of Common Stock to Brookstone XXIV in October 2016, Brookstone XXIV has two designated directors that sit on MTI’s Board of Directors; Mr. Toporek is one such director. As of the date of this report, Mr. Toporek owns (i) 90% of the equity of Soluna Technologies Investment I, LLC, which as noted above owns 59.9% of the equity of HEL (or 57.9% on a fully diluted basis) and (ii) 100% of the equity of MJT Park Investors, Inc., which owns 3.72% of the equity of HEL (or 3.04% on a fully-diluted basis). While Mr. Toporek does not own directly, or indirectly, any equity interest in Tera Joule, LLC, which owns 7.49% of the equity of HEL (or 7.09% on a fully diluted basis), as a result of his 100% ownership of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in HEL.

Matthew E. Lipman is the second Brookstone XXIV-designated director on MTI’s Board of Directors. He has served as Managing Director of Brookstone Partners since 2004. Mr. Lipman serves as a director and as Secretary of HEL and SCI as well as President of HEL. Mr. Lipman does not directly own any equity interest in Tera Joule, however, as a result of his position as a director and officer of Brookstone IAC, Inc. he has dispositive power over the equity interests that Tera Joule owns in HEL.

Finally, from January 13, 2020 until March 4, 2021, when he resigned from this position, MTI director William P. Phelan served as a director on HEL’s Board of Directors on behalf of MTI. Following his resignation as a director, Mr. Phelan serves as an observer on the HEL Board of Directors.

As a result of the relationships and transactions set forth above, the approximate dollar value of the amount of Mr. Toporek’s and Mr. Lipman’s interest in MTI’s transactions with HEL during the year ended December 31, 2020, was $631,000 and $0, respectively. During the six months ended June 30, 2021, the approximate dollar value of the amount of Mr. Toporek’s and Mr. Lipman’s interest in MTI’s transactions with HEL was $98,000 and $0, respectively.

MTI’s investment in HEL is carried at the cost of investment and was $750,000 as of June 30, 2021. MTI owns approximately 1.83% of HEL, calculated on a converted fully-diluted basis, as of June 30, 2021.

The Merger Agreement

Pursuant to the Merger Agreement, subject to the terms and conditions thereof, Merger Sub will be merged with and into SCI, with SCI as the surviving corporation such that SCI becomes a wholly-owned subsidiary of EcoChain and an indirect wholly-owned subsidiary of MTI (the “Merger”). Under the terms of the Merger Agreement, each share of common stock of SCI, no par value per share (the “SCI Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than shares of SCI Common Stock owned by SCI, Merger Sub, MTI, or any of their subsidiaries, will be cancelled and converted into the right the right to receive a proportionate share of the merger consideration described immediately below.

The consideration (the “Merger Consideration”) payable to the holders of SCI Common Stock as of immediately prior to the effective time of the Merger (the “Effective Time Holders”), which we expect will be solely Soluna Parent, is an aggregate of up to 2,970,000 shares of Common Stock (the “Merger Shares”), payable if, within five years after the effective time of the Merger, EcoChain or SCI achieve one or more milestones related to the cryptocurrency projects currently in SCI’s pipeline and that may be identified and developed from time to time going forward, with a certain number of Merger Shares payable for each such milestone achieved, all as set forth in the Merger Agreement and/or the schedules thereto. The Merger Consideration and the timing of the payment thereof is subject to certain qualifications and limitations, and adjustments, including customary anti-dilution adjustments.

The Merger Agreement contains customary representations and warranties from both MTI and SCI and each has agreed to customary covenants, including, among others, to use all commercially reasonable efforts to obtain any consents, waivers, and approvals required to be obtained in connection with the Merger and, with respect to SCI, covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the effective time of the Merger or termination of the Merger Agreement, as well as non-solicitation obligations relating to alternative acquisition proposals.

The obligation of MTI and Merger Sub, on the one hand, and SCI, on the other hand, to consummate the Merger is subject to a number of customary conditions, including (1) the accuracy of the representations and warranties of the other and (2) performance in all material respects by the other of its obligations under the Merger Agreement. In addition, each party’s obligation to consummate the Merger is subject to certain additional conditions, including: (1) MTI and the Effective Time Holders having entered into a mutually-acceptable registration rights agreement with respect to the Merger Shares; (2) MTI and Soluna Parent having entered into a conversion agreement with respect to the shares of Soluna Parent’s preferred stock held by MTI; and (3) MTI, Brookstone XXIV, and Soluna Parent having entered into a voting agreement pursuant to which, at the effective time of the Merger, John Belizaire, Chief Executive Officer of SCI and a director of SCI and HEL, and John Bottomley, a director of HEL and SCI, will be elected to MTI’s Board of Directors and Brookstone XXIV will agree to vote all of its voting equity securities in MTI for the election of Messrs. Belizaire and Bottomley as directors of MTI. Further, MTI’s and Merger Sub’s obligation to consummate the Merger is also subject to, among other things: (1) the receipt of all required approvals of MTI’s stockholders, including approval of the Merger Agreement and the Merger by holders of at least a majority of the outstanding shares of Common Stock that are not “interested stockholders,” as defined under Nevada law, of MTI, SCI, or an affiliate thereof; (2) the receipt of all required regulatory or third-party approvals and consents; (3) each of John Belizaire, Mohammed Larbi Loudiyi (through ML&K Contractor, a limited liability company organized under the laws of Morocco that is owned by Mr. Loudiyi and his wife), Vice President, Energy of SCI, Phillip Ng, Vice President, Corporate Development of SCI, and Dipul Patel, Chief Technology Officer of SCI, who currently provide developmental and operational services for EcoChain’s cryptocurrency mine located in Washington State and project sourcing services to EcoChain under certain Operating and Management Agreements between HEL and EcoChain, having entered into an employment or service agreement and a related proprietary rights agreement with EcoChain and an equity grant agreement with MTI; and (4) Soluna Parent being the sole record and beneficial owner of 100% of SCI’s outstanding equity interests.

In addition to providing that MTI and SCI can mutually agree to terminate the Merger Agreement, the Merger Agreement contains certain termination rights for both MTI and SCI, as the case may be, including: (1) if the Merger has not been consummated by October 31, 2021 (unless principally caused by a breach of the Merger Agreement by the party seeking to terminate); (2) if a governmental authority shall have issued a final, nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger; or (3) upon a breach of any representation, warrant, covenant, or agreement of the other or if any representation or warranty of the other has become untrue, in either case such that the closing conditions related thereto would not be satisfied, subject to a 30-day cure period.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1. The foregoing summary of the material terms of the Merger Agreement in this Item 1.01 is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement.

The Termination Agreement

Upon and subject to the terms and conditions of the Termination Agreement, including approval by the stockholders of MTI’s issuance of the Termination Shares, as hereinafter defined, five business days after such stockholder approval (the “Termination Effective Date”): (1) the existing Operating and Management Agreements between HEL and EcoChain will be terminated in all respects, and (2)(A) EcoChain will pay HEL $725,000, (B) MTI will issue HEL 150,000 shares of Common Stock (the “Termination Shares”), and (C) HEL and MTI will enter into an Amended and Restated Contingent Rights Agreement that, among other things, will amend the existing Contingent Rights Agreement by and between HEL and MTI, dated January 13, 2020, to provide MTI the right to invest directly in certain cryptocurrency mining opportunities being pursued by HEL. The Termination Agreement also provides that MTI will file a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale of the Termination Shares within 20 days of the Termination Effective Date.

A copy of the Termination Agreement is attached hereto as Exhibit 10.1. The foregoing summary of the material terms of the Termination Agreement in this Item 1.01 is not complete and is qualified in its entirety by reference to the complete text of the Termination Agreement.

Additional Information About the Merger and Where to Find It

In connection with the proposed Merger, MTI will file with the SEC a proxy statement (the “Proxy Statement”) as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF MTI AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Proxy Statement will be mailed to MTI’s stockholders prior to the MTI stockholder meeting to be held to approve the Merger Agreement, the Merger, the issuances of the Merger Shares and the Termination Shares, and certain related matters, which meeting has not yet been scheduled. In addition, when the Proxy Statement and other related documents are filed by MTI with the SEC, they may be obtained for free at the SEC’s website at http://www.sec.gov and from MTI’s website at http://www. mechtech.com.

Participants in the Solicitation

MTI and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from MTI’s stockholders in connection with the proposed Merger. Information about MTI’s directors and executive officers is set forth in the proxy statement for MTI’s 2021 annual meeting of stockholders, as filed with the SEC on May 18, 2021, and information about MTI’s directors’ and executive officers’ interests in the proposed Merger is set forth above. Information about any other persons who may, under the rules of the SEC, be considered participants in the solicitation of MTI’s stockholders in connection with the proposed Merger will be included in the Proxy Statement. You can obtain free copies of these documents from the SEC or MTI using the website information above.

MTI STOCKHOLDERS are urged to read the proxy statement carefully when it becomes available before making any voting decisions with respect to the proposed Merger AND THE RELATED MATTERS.

Section 8 - Other Events

Item 8.01 Other Events.

On August 12, 2021, MTI issued a press release with respect to its entry into the Merger Agreement and the Termination Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statement

The Merger Agreement and the Termination Agreement and the summary of their terms have been included in this report to provide investors with information regarding their terms. Except for the status of each such agreement as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this report, the Merger Agreement and the Termination Agreement are not intended to be a source of factual, business, or operational information about the parties thereto.

The representations, warranties, covenants, and agreements made by the parties in each of the Merger Agreement and the Termination Agreement were made solely for the purposes of such agreement and as of specific dates, and were qualified and subject to certain limitations and exceptions. Moreover, the representations and warranties may be subject to a contractual standard of materiality that is different from what may be viewed as material to stockholders and reports and documents filed with the SEC and, in some cases, they may be qualified by disclosures made by one party to another, which are not necessarily reflected in the agreement or other public disclosures made by MTI. Representations and warranties may be used as a tool to allocate risks between the parties to the Merger Agreement and the Termination Agreement, including where the parties do not have complete knowledge of all facts. Accordingly, the Merger Agreement and the Termination Agreement are included with this report only to provide investors with information regarding the terms thereof, and not to provide investors with any other factual information regarding MTI or SCI, their respective affiliates, or their respective businesses. Neither the Merger Agreement nor the Termination Agreement should be read alone, but should instead be read in conjunction with the other information regarding MTI and SCI, their respective affiliates or their respective businesses, the Merger Agreement, the Merger, and the Termination Agreement that will be contained in, or incorporated by reference into, the Proxy Statement, as well as in the Forms 10-K, Forms 10-Q, and other filings that MTI makes with the SEC.

Forward-Looking Statements

Matters set forth in the exhibits to this report contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed Merger between MTI and SCI, that are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: SCI’s businesses may not be integrated into EcoChain’s successfully or such integration may be more difficult, time-consuming, or costly than expected; the expected benefits and cost savings from the proposed Merger may not be fully realized within the expected timeframes; negotiations with counterparties in the projects in SCI’s development pipeline may be disrupted by the proposed transaction; disruption from the proposed transaction may make it more difficult to maintain relationships with customers or vendors, and may place a burden on each of MTI’s and SCI’s management and internal resources; MTI may not secure the required stockholder approvals; changes in laws, regulations, and policies, and industry developments generally, could negatively impact the cryptocurrency mining industry or the renewable power industry, in particular, EcoChain’s ability to purchase renewable power producers’ and grid operators’ excess energy; adverse changes in economic or other market conditions; the short- and long-term effects of the coronavirus pandemic, or the impacts of any future pandemics or other health crises, which are currently unknown; volatility in the prices of cryptocurrencies; and other factors described in MTI’s Annual Report on Form 10-K for the year ended December 31, 2020, and documents subsequently filed by MTI with the SEC. All forward-looking statements included in this filing are based on information available at the time of the filing of this report. MTI assumes no obligation to update any forward-looking statement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of August 11, 2021, by and among Mechanical Technology, Incorporated, SCI Merger Sub, Inc., and Soluna Computing, Inc.

10.1	Termination Agreement dated as of August 11, 2021, by and among Mechanical Technology, Incorporated, EcoChain, Inc., and Harmattan Energy, Ltd.

99.1	Press release dated August 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2021	MECHANICAL TECHNOLOGY, INCORPORATED

	By:	/s/ Jessica L. Thomas
Name: Jessica L. Thomas Title: Chief Financial Officer